UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RESTORATION HARDWARE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESTORATION HARDWARE HOLDINGS, INC.

15 Koch Road, Suite K

Corte Madera, CA 94925

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

June 24, 2015

11:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders, which will be held at 11:00 a.m. (Pacific Time) on June 24, 2015, at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to our board of directors;

2.	To vote, on a non-binding advisory basis, on our executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on May 8, 2015 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (415) 945-4998.

Each share of stock that you own represents one vote, and your vote as a stockholder of Restoration Hardware Holdings, Inc. is very important. For questions regarding your stock ownership, you may contact Investor Relations at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, “FOR” the approval of compensation of our named executive officers in Proposal 2, and “FOR” Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Friedman Chairman and Chief Executive Officer

Corte Madera, California

May 12, 2015

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 24, 2015:

The Company’s 2015 Notice and Proxy Statement and its fiscal 2014 Annual Report on Form 10-K, and its proxy card are available for review online at www.proxyvote.com

RESTORATION HARDWARE HOLDINGS, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Restoration Hardware Holdings, Inc. (the “Company”) for use at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on June 24, 2015, at 11:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about May 12, 2015, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 Notice and Proxy Statement and our fiscal 2014 Annual Report on Form 10-K (together, the “2014 Annual Report”), via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2014 Annual Report, Notice of Internet Availability of Proxy Materials and our proxy card are first being made available online on or about May 12, 2015.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. Accordingly, on or about May 12, 2015, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders, other than those who previously requested electronic or paper delivery. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice. On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the physical printing and mailing of materials.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on three proposals. The proposals are:

1.	The election to our board of directors of the three nominees named in this proxy statement;

2.	An advisory vote on our executive compensation; and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending January 30, 2016 (“fiscal 2015”).

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote:

•	FOR each of the nominees to the board of directors (Proposal 1);

•	FOR the advisory vote on executive compensation (Proposal 2); and

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2015 (Proposal 3).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of the Company, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, May 8, 2015, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 39,955,658 shares of the Company’s common stock.

Stockholder of Record: Shares Registered in Your Name

If on May 8, 2015, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on May 8, 2015, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

•

vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on June 23, 2015. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

Can I vote my shares by filling out and returning the Notice?

The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote on the Internet or by telephone and how to request paper copies of the proxy materials.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the election of the three director nominees named in this proxy statement, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm.

If you hold your shares in street name and do not vote, and your broker may not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1), on the advisory vote to approve executive compensation (Proposal 2) or on the ratification of appointment of auditors (Proposal 3). For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1), nor will the broker be authorized to vote on the advisory vote to approve executive compensation (Proposal 2). Ratification of the appointment of auditors (Proposal 3) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•

Proposal 1. Stockholders’ choices for Proposal 1 (Election of Directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the three (3) nominees for director under Proposal 1. Under plurality voting, the three (3) nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

•

Proposal 2. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers described under Proposal 2 (Advisory Vote to Approve Executive Compensation). Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

•

Proposal 3. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the selection of the independent registered public accounting firm for fiscal 2015 under Proposal 3 (Ratification of Appointment of Auditors). Proposal 3 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of appointment of auditors is based on the votes actually cast.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.restorationhardware.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into the proxy statement.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect our board of directors, which is responsible for the general governance of our Company, including selection and oversight of key management; and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.restorationhardware.com, by clicking on “Corporate Governance.”

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Copies of these codes are available on our investor relations website, accessible through our principal corporate websites at www.restorationhardware.com and www.rh.com. We expect that any amendments to either code, or any waiver of the requirements of either code, will be disclosed on our website or as required by applicable law or NYSE listing requirements.

Compensation Committee Interlocks and Insider Participation

No members of our compensation committee are or have been officers or employees of the Company. No interlocking relationships exist between the members of our board of directors or compensation committee and the boards of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Composition of our Board of Directors

Our board of directors consists of nine directors, including our Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Gary Friedman, Carlos Alberini and Michael Chu serve as Class III directors with the term expiring in 2015. Eri Chaya, Mark Demilio and Leonard Schlesinger serve as Class I directors with the term expiring in 2016. Katie Mitic, Thomas Mottola and Ali Rowghani serve as Class II directors with the term expiring in 2017.

Board Meetings

Our board of directors and its committees meet throughout the year, and also hold special meetings and act by written consent from time to time. Our board of directors held a total of seven meetings during the fiscal year ended January 31, 2015 (“fiscal 2014”). All of the directors attended at least 75% of the meetings held during the period for which such person has been a director.

Agendas and topics for board and committee meetings are developed through discussions among management and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of our board of directors and Chief Executive Officer may be separated or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our board of directors.

In July 2013, the board of directors voted to create the position of Lead Independent Director and adopted a Lead Independent Director Charter. The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over the executive sessions of non-management directors. Mr. Mottola currently serves as our Lead Independent Director.

Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our Company is well served by this flexible leadership structure.

Board Independence

In accordance with our Corporate Governance Guidelines, the board of directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that each of Mr. Demilio, Ms. Mitic, Mr. Mottola, Mr. Rowghani and Dr. Schlesinger is an “independent director,” as defined under the rules of the NYSE and the SEC. Further, each member of the board of directors’ committees satisfies independence standards applicable to each committee on which they serve. The Board’s independence determination was based on information provided by our current directors.

Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for the risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the board of directors from time to time.

Risk Considerations in Our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Board Diversity

As indicated in our Corporate Governance Guidelines, our board of directors believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board of directors and the needs of the business. Accordingly, the board, through the nominating and corporate governance committee, regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience. We believe that our commitment to diversity is demonstrated by the current membership of our board and the varied backgrounds and skill sets of our directors.

Director Stock Ownership Guidelines

We do not require that our directors maintain a minimum ownership interest in our Company.

Director Compensation

We currently compensate our independent directors as follows:

•	an annual fee of $120,000, paid quarterly in advance;

•	a fee of $2,500 or $1,500 for each board of directors meeting attended in-person or telephonically, respectively, paid on a quarterly basis, in arrears;

•

an annual fee, paid quarterly in advance, of $25,000 for our audit committee members, with the chair receiving $50,000; $20,000 for our compensation committee members, with the chair receiving $35,000; and $15,000 for our nominating and corporate governance committee members, with the chair receiving $25,000; and

•

an annual grant of restricted stock with an aggregate value equal to $125,000 based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant.

In addition, we granted to Mr. Mottola an option to purchase 20,000 shares of our common stock, with an exercise price of $75.43 per share, in connection with his appointment as Lead Independent Director in July 2013. The option vests in five equal installments over five years, subject to Mr. Mottola’s continuous service as Lead Independent Director.

Additionally, on January 22, 2015, we granted a restricted stock award of 791 shares to Mr. Rowghani in connection with his appointment as a member of our board of directors. The grant of restricted stock was the annual grant that we grant to our directors for their service on the board, pro-rated in value for the one-year vesting period remaining on the annual restricted stock grants made to other independent directors for the fiscal year ended January 31, 2015. This award vests in full on August 19, 2015. Mr. Chu, as a former designee of Home Holdings, Mr. Friedman, Mr. Alberini and Ms. Chaya, as former or current Company employees, do not receive any compensation for board service. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

Summary Compensation Table

The following table shows the compensation earned by our directors who are not included in our disclosures concerning named executive officers during fiscal 2014 contained elsewhere in this proxy statement.

Name	Fees Earned	Equity Awards (1)		All Other Compensation	Total
Carlos Alberini	$—	$—		$—	$—
J. Michael Chu	$—	$—		$—	$—
Mark Demilio	$157,000	$130,409		$—	$287,409
Katie Mitic	$118,250	$130,409		$—	$248,659
Thomas Mottola	$161,080	$130,409		$—	$291,489
Ali Rowghani (2)	$—	$71,649		$—	$71,649
Leonard Schlesinger	$123,861	$182,542		$—	$306,403
Barry Sternlicht (3)	$104,250	$133,430	(4)	$—	$237,680	(4)

(1)	Reflects the aggregate grant date fair value of the awards of stock made in fiscal 2014, computed in accordance with FASB ASC 718, Stock-Based Compensation. See Note 15—Stock-Based Compensation in our audited consolidated financial statements contained in our Form 10-K for fiscal 2014. At January 31, 2015, the following non-employee directors each received restricted stock or option awards covering the following aggregate numbers of shares:

Name	Restricted Stock Awards	Option Awards
Mark Demilio	1,495	—
Katie Mitic	1,495	—
Thomas Mottola	1,495	—
Ali Rowghani (2)	791	—
Leonard Schlesinger	1,495	—
Barry Sternlicht (3)(4)	1,495	—

(2)	Mr. Rowghani was appointed to our board of directors in January 2015.
(3)	Mr. Sternlicht resigned from our board of directors effective November 2014.
(4)	Mr. Sternlicht’s annual director restricted stock award of 1,495 shares was forfeited subsequent to his resignation as a director.

THE BOARD AND ITS COMMITTEES

Our board of directors has delegated various responsibilities and authorities to three different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors as they deem appropriate and as the board of directors may request. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee was appointed by our board of directors. Each of the board committees has a written charter approved by our board of directors and available on our website at ir.restorationhardware.com, by clicking on “Corporate Governance.”

The following table shows our current directors, their independence status, their roles on our board of directors and its committees, and the number of meetings our board of directors and each of its committees held in fiscal 2014. In fiscal 2014, the board of directors and the committees also acted by unanimous written consents.

Director	Independent	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Gary Friedman	No
Carlos Alberini	No
Eri Chaya	No
J. Michael Chu	No
Mark Demilio	Yes
Katie Mitic	Yes
Thomas Mottola (Lead Independent Director)	Yes
Ali Rowghani (1)	Yes
Leonard Schlesinger	Yes
Number of Meetings in Fiscal 2014		7	5	1	—	(2)

= Member = Chair

(1)	Mr. Rowghani was appointed to our board of directors in January 2015.
(2)	The Nominating and Corporate Governance Committee did not hold formal meetings during fiscal 2014 but has held several informal discussions among its members at times when the committee had two members during fiscal 2014. For a portion of fiscal 2014, Mr. Mottola was the only member of such committee.

Audit Committee

The audit committee was established for the primary purpose of assisting the board of directors in overseeing the accounting and financial reporting processes of the Company and audits of its financial statements. The audit committee is responsible for, among other matters: (1) appointing, retaining, compensating, evaluating, terminating and overseeing our independent registered public accounting firm; (2) delineating relationships between our independent registered public accounting firm and our Company consistent with the rules of the NYSE and request information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related-person transactions.

Our audit committee consists of Mr. Demilio, Ms. Mitic and Mr. Mottola. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our board of directors has affirmatively determined that Mr. Demilio, Ms. Mitic and Mr. Mottola meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors has adopted a written charter for the audit committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com.

Compensation Committee

The compensation committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers, as further described in “Compensation Discussion and Analysis—Compensation Committee Review of Compensation” below. The compensation committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing employment agreements and other similar arrangements between us and our executive officers; and (4) appointing and overseeing any compensation consultants.

Our compensation committee consists of Mr. Demilio, Mr. Mottola and Dr. Schlesinger. Our board of directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE. Our board of directors adopted a written charter for the compensation committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the election of directors. The nominating and corporate governance committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; and (3) developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee consists of Mr. Mottola and Mr. Rowghani. Our board of directors has affirmatively determined that each member of the nominating and corporate governance committee meets applicable independence requirements for membership on a nominating and corporate governance committee in accordance with applicable rules of the NYSE. Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

In accordance with its charter, the nominating and corporate governance committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to our board of directors. The nominating and corporate governance committee considers qualifications for the board of directors membership, which may include, among others: (1) the highest personal and professional integrity, (2) demonstrated exceptional ability and judgment, (3) broad experience in business, finance or administration, (4) familiarity with the Company’s industry, (5) ability to serve the long-term interests of the Company’s stockholders, (6) sufficient time available to devote to the affairs of the Company, (7) ability to provide continuing service to promote stability and continuity in the boardroom and provide the benefit of familiarity and insight into the Company’s affairs that directors would accumulate during their tenure, (8) ability to help the Board work as a collective body and (9) experience, areas of expertise, as well as other factors relative to the overall composition of the Board. The nominating and corporate governance committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating and corporate governance committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the stockholders as a whole.

“Election of Directors—Nominees for Director” below includes the key individual attributes, experience and skills of each of the director nominees submitted for election under Proposal 1 that led to the conclusion that each director should serve as a member of our board of directors at this time.

Stockholder Proposals for Nominees

In accordance with its charter, the nominating and corporate governance committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in the nominating and corporate governance committee’s charter regarding director nominations. The nominating and corporate governance committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the nominating and corporate governance committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted in writing and must be received by the Corporate Secretary between January 12, 2016 and February 11, 2016 to ensure adequate time for meaningful consideration by the nominating and corporate governance committee. Each submission must include the following information:

•	the candidate’s name, age, business address and residence address;

•

the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

•	the class and number of shares of the Company which are beneficially owned by the candidate;

•	any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

•	any other information pertinent to the qualification of the candidate;

•	the name and record address of the stockholder making the recommendation; and

•

the class and number of shares of the Company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Additional Information—Stockholder Proposals for the 2016 Annual Meeting.”

Communicating with Members of the Board of Directors

Any stockholder or any other interested party who wishes to communicate directly with (i) our entire board of directors (ii) the non-management directors as a group or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, Restoration Hardware Holdings, Inc., Legal Dept., 15 Koch Road, Suite K, Bldg. D, Corte Madera, CA 94925, Attn: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, three of whom, the Class III directors, are nominated and standing for election at the Annual Meeting. Each director is elected to serve a three-year term.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors. Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

Our board of directors has nominated the following nominees listed below to serve as Class III directors for the term beginning at the Annual Meeting.

There are no family or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

The names of each nominee for director, their ages as of May 1, 2015, and other information about each nominee are shown below.

Nominee	Age	Director Since
Gary Friedman	57	2013
Carlos Alberini	59	2012
J. Michael Chu	57	2011

Gary Friedman is Chairman of the Board and Chief Executive Officer of the Company. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman and Co-Chief Executive Officer from June 2010 to October 2012 and as our Chief Executive Officer from March 2001 to June 2010. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions. Mr. Friedman was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, home furnishing merchandise and branded consumer goods, sales and distribution and leadership of complex organizations.

Carlos Alberini has served as a director since June 2012. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini has served as the Chairman and Chief Executive Officer of Lucky Brand since February 2014. Mr. Alberini was President and Chief Operating Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess.

Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

J. Michael Chu was appointed to our board of directors in June 2008. Mr. Chu serves as a Managing Partner of Catterton Partners, a private equity firm he co-founded in 1989. Mr. Chu serves on the board of directors of Baccarat S.A., an NYSE Euronext Paris-listed crystal manufacturer, as well as on the boards of directors of several private companies. From August 2012 to February 2014, Mr. Chu served on the board of directors of Bloomin’ Brands, Inc., a Nasdaq-listed restaurant business. Additionally, from December 2010 to June 2012, Mr. Chu served on the board of directors of Noodles & Company, which became a Nasdaq-listed company in June 2013. Prior to forming Catterton Partners, Mr. Chu held a variety of senior management positions with The First Pacific company and its various subsidiaries. First Pacific is a Hong Kong publicly listed investment and management Company where he was employed from 1983 to 1989. Prior to First Pacific, he was Assistant Treasurer at Allied Bank International from 1980 to 1983. Mr. Chu was selected to our board because he possesses particular knowledge and experience both in the United States and globally in supporting high-growth consumer businesses.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE THREE NOMINATED DIRECTORS.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Compensation Program and Philosophy

As described in greater detail under the heading “Compensation Discussion and Analysis,” our compensation programs are designed to attract and retain the best talent, use the Company’s equity to encourage an ownership mentality among our named executive officers and align the long-term financial interest of our executives with those of our Company and our investors. To achieve these objectives, our executive compensation program has three principal components: an annual base salary, a performance based annual cash incentive and a long-term equity incentive compensation. Our Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals.

Required Vote for This Proposal

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2016 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PwC as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2015. The audit committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent auditors in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2014 and fiscal 2013. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence from the Company. The aggregate fees billed for fiscal 2014 and fiscal 2013 for each of the following categories of services are as follows:

Fees Billed to the Company	Fiscal 2014	Fiscal 2013
Audit fees (1)	$1,567,304	$1,247,261
Audit related fees (2)	$514,934	$243,238
Tax fees (3)	$204,475	$154,315
All other fees (4)	—	—

Total fees	$2,286,713	$1,644,814

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Exchange Act, and these categories include in particular the following components:

(1)	“Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, and review of SEC filings.

(2)	“Audit related fees” include fees which are for assurance and related services other than those included in audit fees above. These services were primarily related to lease accounting consulting and convertible debt offering-related services.

(3)	“Tax fees” include fees for tax compliance and advice.

(4)	“All other fees” include fees for all other non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 31, 2015 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).

2. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (United States).

3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended January 31, 2015.

Mark Demilio                     Katie Mitic                     Thomas Mottola

MANAGEMENT

Below is a list of the names and ages, as of May 1, 2015, of the following persons and a description of the business experience of each of them.

Directors and Executive Officers	Age	Position
Gary Friedman	57	Chairman and Chief Executive Officer
Karen Boone	41	Chief Financial and Administrative Officer
Eri Chaya	41	Chief Creative Officer and Director
Ken Dunaj	48	Chief Operating Officer
Carlos Alberini	59	Director
J. Michael Chu	57	Director
Mark Demilio	59	Director
Katie Mitic	45	Director
Thomas Mottola	66	Director (Lead Independent Director)
Ali Rowghani	42	Director
Leonard Schlesinger	62	Director

Executive Officers

Gary Friedman is Chairman of the Board and Chief Executive Officer of the Company. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman and Co-Chief Executive Officer from June 2010 to October 2012 and as our Chief Executive Officer from March 2001 to June 2010. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions. Mr. Friedman was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, home furnishing merchandise and branded consumer goods, sales and distribution and leadership of complex organizations.

Karen Boone joined us as our Chief Financial Officer in June 2012 and currently serves as our Chief Financial and Administrative Officer. From December 1996 to June 2012, Ms. Boone worked for Deloitte & Touche LLP, an accounting and consulting firm, where since 2010 she served as an audit partner. Her entire career at Deloitte was spent specializing in service to retail and consumer products companies.

Eri Chaya was appointed to our board of directors on November 1, 2012. Ms. Chaya has served as our Chief Creative Officer since April 2008. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya was selected to our board of directors because she possesses particular knowledge and experience in product development, marketing, advertising and design.

Ken Dunaj joined us as Chief Operating Officer in May of 2006 with responsibility for product sourcing and quality, inventory management, fulfillment and delivery, customer service, supply chain systems and infrastructure. Prior to joining the Company, he served in various leadership roles at Williams-Sonoma, Inc. from September 2000 to May 2006, including Senior Vice President, Global Logistics as well as Vice President, Distribution. Prior to Williams-Sonoma, Mr. Dunaj held various logistics and supply chain positions at Toys “R” Us, Inc., Genesis Direct, Inc., Reebok International Ltd. and NIKE, Inc.

Directors

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below, or above in the case of our Chief Executive Officer.

Carlos Alberini has served as a director since June 2012. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini has served as the Chairman and Chief Executive Officer of Lucky Brand since February 2014. Mr. Alberini was President and Chief Operating Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

J. Michael Chu was appointed to our board of directors in June 2008. Mr. Chu serves as a Managing Partner of Catterton Partners, a private equity firm he co-founded in 1989. Mr. Chu serves on the board of directors of Baccarat S.A., an NYSE Euronext Paris-listed crystal manufacturer, as well as on the boards of directors of several private companies. From August 2012 to February 2014, Mr. Chu served on the board of directors of Bloomin’ Brands, Inc., a Nasdaq-listed restaurant business. Additionally, from December 2010 to June 2012, Mr. Chu served on the board of directors of Noodles & Company, which became a Nasdaq-listed company in June 2013. Prior to forming Catterton Partners, Mr. Chu held a variety of senior management positions with The First Pacific Company and its various subsidiaries. First Pacific is a Hong Kong publicly listed investment and management company where he was employed from 1983 to 1989. Prior to First Pacific, he was Assistant Treasurer at Allied Bank International from 1980 to 1983. Mr. Chu was selected to our board because he possesses particular knowledge and experience both in the United States and globally in supporting high-growth consumer businesses.

Mark Demilio has served as a member of our board of directors since September 2009. Mr. Demilio has been a member of the board of directors of Cosi, Inc., a Nasdaq-listed national restaurant chain, since April 2004 and currently serves on its audit committee and its compensation committee. Since March 2014, he has served as Chairman of the board of directors of Cosi, having also served in that role from March 2010 to December 2011, and he was the interim Chief Executive Officer of Cosi from September 2011 to December 2011. From April 2004 until March 2010, Mr. Demilio served as Chairman of Cosi’s audit committee, and from August 2008 until March 2010, he served as Chairman of its nominating and governance committee. Since February 2014, Mr. Demilio has served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services.

Mr. Demilio has also been the General Counsel for Magellan Health Service, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

Katie Mitic was appointed to our board of directors on October 28, 2013. Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc., previously called Three Koi Labs, a mobile services start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. From May 2008 to June 2009, Ms. Mitic was an Executive-in-Residence at Elevation Partners, a private equity firm focused on the media and entertainment industries. From December 2006 to February 2008, Ms. Mitic served as Chief Operating Officer of Skyrider Inc., a developer of online peer-to-peer networking solutions. She also serves on the board of directors of Special Olympics International, and on the board of directors, compensation committee and nominating and governance committee of eBay, Inc., a Nasdaq-listed global commerce and payments company. Ms. Mitic holds a B.A. degree in Economics from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

Thomas Mottola was appointed to our board of directors on November 1, 2012. In 2003, Mr. Mottola founded The Mottola Company, a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recording music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, the Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola has served on the boards of the National Center for Missing and Exploited Children, the Police Athletic League, T.J. Martell Foundation for Cancer, Leukemia and AIDS Research and the Rock and Roll Hall of Fame Foundation and Museum. Mr. Mottola’s extensive experience as a senior executive and director of a major branded consumer company provides us with business and leadership insight.

Ali Rowghani was appointed to our board of directors on January 22, 2015. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull. Mr. Rowghani is currently a part time partner at YCombinator, providing consultation to early-stage growth companies, and serves on the Board of Directors of The San Francisco Symphony. Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University. Mr. Rowghani’s operational and financial leadership, coupled with his expertise in scaling innovative, high-growth companies, provides the board with valuable operational and financial expertise.

Leonard Schlesinger was appointed to our board of directors on April 22, 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after having served as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (now L Brands, Inc.), an NYSE-listed company, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger also previously served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products and technology companies. He has served as lead independent director of the board and a member of the nominating and governance committee of Demandware, Inc., an NYSE-listed cloud-based digital commerce solutions company, since September 2013. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an MBA from Columbia University and a Bachelor of Arts in American Civilization from Brown University. Dr. Schlesinger’s extensive experience at numerous private and public retail companies provides the board with valuable operational, financial and business expertise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 1, 2015, regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	each of our selling stockholders; and

•	all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable or that vest within 60 days of May 1, 2015 are deemed to be outstanding and beneficially owned by the person holding such options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 39,954,426 shares of common stock outstanding as of May 1, 2015. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Restoration Hardware Holdings, Inc., 15 Koch Road, Suite K, Corte Madera, CA 94925.

Name	Number	Percent
5% Stockholders:
FMR LLC (1) 245 Summer Street, Boston, MA 02210	5,936,568	14.8%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street, Baltimore, MD 21201	3,525,329	9.0%
Tiger Global Management, LLC (3) 9 West 57th Street, 35th Floor, New York, NY 10019	3,193,410	8.0%
The Vanguard Group (4) 100 Vanguard Blvd., Malvern, PA 19355	2,045,107	5.1%
Executive Officers and Directors
Gary Friedman (5)	6,311,359	15.8%
Carlos Alberini (6)	252,855	* %
Karen Boone (7)	139,876	*
Ken Dunaj (8)	77,800	*
Eri Chaya (9)	101,845	*
J. Michael Chu	—	*
Mark Demilio (10)	47,020	*
Katie Mitic (11)	6,081	*
Thomas Mottola (12)	12,330	*
Ali Rowghani (13)	791	*
Leonard Schlesinger (14)	2,316	*

All current executive officers and directors as a group (11 persons)	6,566,530	16.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Based on the Schedule 13G/A filed on February 13, 2015 by FMR LLC and Edward C. Johnson 3d., Abigail P. Johnson and Fidelity Growth Company Fund. FMR LLC has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 446,217 shares of common stock. Fidelity Growth Company Fund has beneficial ownership of and sole voting power with respect to 2,145,845 shares of common stock.
(2)	Based on the Schedule 13G/A filed on February 10, 2015 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc. has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 647,162 shares of common stock. T. Rowe Price New Horizons Fund, Inc. has beneficial ownership of, and sole voting power with respect to, 2,013,857 shares of common stock.
(3)	Based on the Schedule 13G/A filed on February 17, 2015 by Tiger Global Investments, L.P., Tiger Global Performance, LLC, Tiger Global Management, LLC, Charles P. Coleman III, Feroz Dewan and Scott Shleifer. Tiger Global Management, LLC has beneficial ownership as to all such shares of common stock.
(4)	Based on the Schedule 13G filed on February 10, 2015 by The Vanguard Group. The Vanguard Group has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 43,898 shares of common stock.
(5)	Includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2015. As of May 1, 2015, certain of these options are subject to selling restrictions.
(6)	Includes 17,414 shares of common stock held by the Carlos E. Alberini Family Trust dated November 1, 2012, of which Mr. Alberini is a trustee.
(7)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2015. As of May 1, 2015, 119,876 of these options are subject to selling restrictions.
(8)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2015. As of May 1, 2015, 47,800 of these options are subject to selling restrictions.
(9)	Includes 77,800 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2015. As of May 1, 2015, 47,800 of these options are subject to selling restrictions.
(10)	Includes 17,019 shares of common stock held by Mr. Demilio’s family trust. Also includes 1,495 shares of restricted common stock that vest on August 19, 2015.
(11)	Includes 2,800 shares of common stock held by Ms. Mitic’s family trust. Also includes 1,495 shares of restricted common stock that vest on August 19, 2015.
(12)	Includes 4,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2015. Also includes 1,495 shares of restricted common stock that vest on August 19, 2015.
(13)	Represents shares of restricted common stock that vest on August 19, 2015.
(14)	Includes 1,495 shares of restricted common stock that vest on August 19, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were met in a timely manner in fiscal 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that compensation paid to our named executive officers should be tailored to achieve the key goals of our compensation program and philosophy, namely to attract and retain the best talent and to use the Company’s equity to encourage an ownership mentality among our named executive officers by providing them with a long-term stake in the future growth potential of our Company. The following compensation discussion and analysis focuses on how our named executive officers were compensated for the fiscal year ended January 31, 2015 (“fiscal 2014”) and how their fiscal 2014 compensation aligns with our executive compensation philosophy.

For fiscal 2014, our named executive officers were:

Name	Title
Gary Friedman	Chairman and Chief Executive Officer
Karen Boone	Chief Financial and Administrative Officer
Eri Chaya *	Chief Creative Officer and Director
Ken Dunaj	Chief Operating Officer

*	The Company has determined that Ms. Chaya is an executive officer in fiscal 2015 and has elected to voluntarily treat Ms. Chaya as a named executive officer in this year’s proxy statement.

Executive Summary

RH delivered record financial results in fiscal 2014 as well as continued to execute on the key value driving strategies that we believe will drive continued long-term growth and stockholder value creation. In fiscal 2014, the Company, among other things:

•	achieved an annualized total stockholder return of 54%, approximately 4.5x the return experienced by the S&P 500 Index;

•	posted its fifth consecutive year of net revenue growth in excess of 20%—reaching $1.867 billion in fiscal 2014;

•	generated comparable brand revenue growth in excess of 20% for the fifth consecutive year;

•	delivered a 150 basis point expansion in our adjusted operating margin—reaching 9.3% for in fiscal 2014;

•	achieved a 41% increase in adjusted net income and delivered adjusted earnings per share of $2.36;

•	significantly strengthened the balance sheet—successfully executing a $350 million, 0% coupon convertible notes transaction;

•	continued its focus and execution of key value-driving strategies including:

•	the expansion of our product offering, including the development of future categories and innovations to further fuel our long-term growth;

•

the transformation of our retail stores, including the opening of larger format Design Galleries in Greenwich and Los Angeles as well as our first next generation Design Gallery in Atlanta in fiscal 2014. Our future real estate pipeline is strong with, as previously disclosed, 9 leases signed for 2016 and beyond, and an additional 25 locations that have been identified or are in advanced negotiations; and

•	the continued enhancement of our multi-channel platform, supply chain and operating infrastructure to support our long-term growth.

The achievements and progress we made in fiscal 2014 give us further confidence in our ability to achieve our long-term goal of $4 billion to $5 billion in North American sales, mid-teens operating margins, and significant free cash flow generation.

The Company believes that compensation paid to our named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. Our executive compensation programs are aligned with our stockholders’ interests, measured primarily as achievement of earnings before taxes, and stock price appreciation—metrics in which we excelled during fiscal 2014.

Due to the unique nature of our Company and the insufficiency of direct industry competitors, we do not benchmark our executive compensation practices against a specific group of peer companies, but rather consider a number of different information sources, including data from proxy statements, survey data for general industry and a broad set of retail/wholesale industry companies of comparable size, in assessing the reasonableness of our compensation platform. For purposes of evaluating base salaries, short-term incentive opportunities, and long-term incentive opportunities, we consider market practices in a wide variety of companies, both within and outside of our industry, including sustained high-performance organizations and companies that are geographically relevant. These various resources provide us with a reliable market check with respect to the competitiveness of our compensation platform.

Against this backdrop of Company performance, we funded our fiscal 2014 leadership incentive program at 106%, reflecting the strong results in revenue and operating earnings growth. Equity awards were made in a combination of stock options, to align our executives’ financial interests with those of our stockholders, and restricted stock units, to promote an ownership mentality and the retention of our high-performing employees. Because our Chairman and Chief Executive Officer received a multi-year stock option award in fiscal 2013, in connection with his re-appointment as our then co-chief executive officer, he did not receive an equity award in fiscal 2014.

Although RH does not view itself as a typical retail organization, and intends to maintain compensation programs that promote our unique culture, strategy, and objectives, the board of directors’ and the compensation committee’s overarching goal is to deliver on our pay for performance philosophy by offering compensation strategies that incent strong results, attract and retain a premier team, and are supported by our stockholders.

Overview of Compensation Program and Philosophy

Our executive compensation program is specifically designed to:

•	attract and retain top-caliber, knowledgeable and experienced senior executives;

•	encourage an ownership mentality and align the annual and long-term strategic goals of our executives with those of our Company and our stockholders;

•	motivate our executives to achieve superior results for our stockholders;

•	reward performance achieved through creativity and capitalizing on unique strategic opportunities and business initiatives;

•	encourage risk assessment of business initiatives where we seek return on investment that exceeds downside risks;

•	provide reward systems that are easily understood by our managers and stockholders; and

•	reinforce the succession planning process to identify and retain next-generation senior leadership to achieve the Company’s growth, profitability and other objectives.

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation in the form of annual base salary, short-term compensation in the form of performance-based annual cash incentives, and long-term compensation in the form of equity incentive compensation. We evaluate both the performance and compensation of our named executive officers to ensure that the executive compensation program we implement achieves these goals.

Compensation Committee Review of Compensation

Our board of directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs.

In connection with executive compensation, the role of the compensation committee is to, among other things:

•

together with the board of directors as a whole, annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of such goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation, to the extent not otherwise determined by an existing employment agreement or arrangement approved by the board and/or the committee;

•

either as a committee or together with the board of directors as a whole, annually review, at the time of promotion and at any other time of change in level of responsibilities, as well as when competitive circumstances or business needs may require, the following with respect to the Company’s executive officers: (i) annual base salary levels, (ii) annual incentive compensation levels, (iii) long-term incentive compensation levels, and (iv) any supplemental or special benefits, and, if appropriate, approve (or make recommendations to the board of directors regarding the approval of) such reviewed compensation elements;

•	ensure that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

•

determine the appropriateness from time to time of retaining and, if deemed so appropriate, retain a compensation consultant to offer advice for the consideration of the compensation committee and, if retained, consider the independence of the consultant in accordance with applicable SEC and NYSE rules; and

•	perform necessary tasks related to the implementation and administration of executive compensation plans and programs.

To set a competitive, reasonable and appropriate level of compensation, the board of directors and the compensation committee consider relevant factors, as applicable, to the compensation decision being made in any given year. The board of directors’ and the compensation committee’s approach to evaluating these factors is subjective and not formulaic and may place more or less weight on a particular factor when determining a particular executive officer’s compensation. Factors that are considered can include (i) the individual’s performance and contributions to financial objectives, (ii) equity awards previously granted to the executive, including the amounts of such awards that remain unvested and therefore continue to incentivize future performance, (iii) individual leadership, expectations, expertise, skill, and knowledge, (iv) analyses of competitive market compensation practices and labor market conditions, (v) input from senior management, including our Chief Executive Officer and (vi) input from an independent compensation consultant.

Role of Management in Determining Executive Compensation

In determining the total compensation for each executive officer, the board of directors and the compensation committee consider the specific recommendations of our Chief Executive Officer (other than with respect to his own personal compensation) and may consider relevant input from other senior members of management. The Chief Executive Officer plays a significant role in the compensation-setting process for the other named executive officers by:

•	evaluating their performance;

•	discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and equity awards.

Our Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the board of directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the board of directors or the compensation committee, after reviewing the other factors and inputs as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The board of directors and the compensation committee also consider input from our Chief Executive Officer and our Chief Financial and Administrative Officer when setting financial objectives for our performance-based incentive program.

Analyses of Competitive Market Practices

We do not engage in a formal benchmarking process in setting compensation. Instead, we consider an array of available data and information in order to assess the competitiveness and relevance of our compensation program and philosophy, including market information concerning local and national market practices that are determined to be relevant to the Company. For example, the board of directors and the compensation committee look at the compensation practices of and other information concerning innovative growth companies and companies with which we compete in Northern California for some of our executive talent needs. The result of this analysis is a “market check” concerning the elements of compensation and practices that are determined to be relevant in setting compensation for our executive officers.

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing current compensation market conditions. No compensation consultant specifically assisted the compensation committee or board of directors in determining fiscal 2014 executive compensation.

Executive Compensation Components

The principal components of our compensation program for the named executive officers are delineated below. In determining our named executive officers’ overall compensation program, the compensation committee and the board of directors, as applicable, each considers how a particular component motivates performance, and promotes retention and sound long-term decision-making.

Compensation Elements	Objectives

Annual base salary	Compensate for services rendered during the fiscal year.

Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives.

Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our stockholders.

Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior employees for key positions.

Employment agreements; severance and change of control benefits	Promote stability and continuity of senior management.

We discuss each of these components in more detail below.

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the board of directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the basis of (i) the evaluation of the executive officer’s personal performance for the year, (ii) the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s base salary), (iii) the Company’s performance for the year, and (iv) the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes. Increases in base salary for an executive officer have been approved in the past by the compensation committee and/or board of directors as a result of an individual’s performance or due in part to increases in the executive officer’s responsibilities.

For fiscal 2014, the base salaries of our named executive officers were adjusted from $495,000 to $650,000 for Ms. Boone, from $530,000 to $750,000 for Ms. Chaya, and from $575,000 to $750,000 for Mr. Dunaj. Mr. Friedman’s base salary was not increased for fiscal 2014. Although the Company’s performance has continued to be strong, Mr. Friedman’s base salary was not increased for fiscal 2014 based primarily on Mr. Friedman’s request that his salary not be increased.

Performance-Based Annual Cash Incentives

We have adopted the Leadership Incentive Program, or “LIP,” which is a cash based-incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position. Cash bonuses under the LIP have the effect of linking a significant portion of the named executive officers’ total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on the achievement of financial objectives, rather than individual performance, in order to focus the entire senior management team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of such officer’s annual base salary. The target bonus amount is based on the Company meeting the target achievement level for the relevant financial objectives. The compensation committee and/or the board of directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the 20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the 200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the board of directors as a whole, sets the financial objectives each year under the LIP and the payment and amount of any bonus is dependent upon whether we achieve the minimum financial objectives under the LIP. The compensation committee, either as a committee or with the board of directors as a whole, generally establishes financial objectives for the Company that it believes can be reasonably achieved with strong performance over the fiscal year. Minimum levels are set below the target level. In making the determination of minimum and target levels, the compensation committee and/or the board of directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year. Although there was no maximum payout amount under the LIP for fiscal 2014, the compensation committee and the board of directors have wide discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly.

Prior to fiscal 2014, the compensation committee and board of directors set target performance levels based primarily upon Company achievement of specified results with respect to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA). In fiscal 2014, the performance metric for funding bonuses was changed to adjusted income before taxes. We define adjusted income before taxes (“Adjusted Income”) as consolidated income before taxes, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance.

The compensation committee and the board of directors also retain discretion to adjust performance objectives after adoption of such objectives. The compensation committee and the board of directors further retain the right to exclude extraordinary charges or other special circumstances in determining whether our performance objectives were met during any particular fiscal year. The compensation committee and the board of directors exercise such discretion based on business judgment taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. Accordingly, for purposes of determining whether certain LIP goals have been met, the compensation committee and the board of directors may determine to exclude from the calculation isolated items that they do not believe are indicative of future Company performance or other items that they do not believe should impact the amount of the bonuses paid to employees under the LIP. The compensation committee may consult the board of directors, as deemed necessary, with respect to material issues concerning the administration of the LIP including interpretations of the terms of the LIP.

The following table sets forth the bonuses payable under the LIP in fiscal 2014 to Mr. Friedman, Ms. Boone, Ms. Chaya and Mr. Dunaj at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level:

	Bonus as a Percentage of Base Salary
Achievement Level	Gary Friedman	Karen Boone	Eri Chaya	Ken Dunaj
Below 20%	0%	0%	0%	0%
20%	20%	10%	10%	10%
100%	100%	50%	50%	50%
200%	200%	100%	100%	100%

For fiscal 2014, the Company’s target under the LIP (the 100% Achievement Level) was set at Adjusted Income of approximately $152 million, the 20% Achievement Level was set at Adjusted Income of $121 million and the 200% Achievement Level was set at Adjusted Income of approximately $179 million. The compensation committee determined that the Company reached the 106% achievement level, or Adjusted Income of approximately $153 million as calculated in conformity with the LIP, with respect to the Company’s financial objectives. Accordingly, the bonuses earned under the LIP for our named executive officers were as follows:

Name	Bonus Earned for Fiscal 2014 under the LIP	Bonus Earned as Percentage of Fiscal 2014 Bonus Eligible Base Salary
Gary Friedman	$1,325,000	106%
Karen Boone	$328,702	53%
Eri Chaya	$375,077	53%
Ken Dunaj	$379,663	53%

For fiscal 2015, the LIP bonus scale as a percentage of base salary for each of Mr. Friedman, Ms. Boone, Ms. Chaya and Mr. Dunaj is consistent with the fiscal 2014 LIP bonus scale.

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term goals.

In connection with our initial public offering in November 2012, we issued common stock in replacement of prior unit awards under the Team Resto Ownership Plan (the “Reorganization”). In connection with the Reorganization, our board of directors adopted the Restoration Hardware 2012 Equity Replacement Plan, which we refer to as the “Replacement Plan.” At such time, all existing equity awards made to our named executive officers were replaced with awards granted under the Replacement Plan.

A portion of the shares issued under the Replacement Plan comprised fully vested shares subject to selling restrictions whereby the holder may not sell the shares for a period of 20 years after our initial public offering, except that with respect to certain of these shares, such selling restrictions will lapse over time based on the named executive officer’s continued service in accordance with the dates set forth in the award agreement. There are also fully vested shares subject to selling restrictions that lapse based on the performance of our stock. Specifically, our stock must achieve a threshold price and maintain a price at or above such threshold for a period of 10 consecutive trading days in order for such shares to vest. If an executive officer’s service is terminated for certain reasons, we will have the right, for a period of 90 days following such termination, to elect to repurchase any vested shares that remain subject to selling restrictions for their fair market value as of the repurchase date payable, in our sole discretion, either in cash or by an unsecured promissory note with a term of up to ten years. If we terminate an executive officer’s service as a result of his or her material breach of a Company agreement or policy, or his or her conviction for criminal acts, any vested shares that remain subject to selling restrictions shall be deemed reconveyed to the Company for no cash or other consideration, and we will be the legal and beneficial owner of such shares. If we terminate an executive officer’s service without cause, we will have the right, for a period of 90 days following such termination, to elect to repurchase any vested shares that remain subject to selling restrictions for their fair market value as of the repurchase date payable in cash.

In connection with our initial public offering, we granted under our 2012 Stock Option Plan, which we refer to as the “Option Plan”, stock option awards to Mr. Friedman, to purchase 2,976,826 shares of our common stock at an exercise price per share of $46.50. These options are fully vested, but should Mr. Friedman exercise all or a portion of this award, the underlying shares are subject to performance-based selling restrictions tied to the stock price appreciation and are also subject to a continuous service requirement. Such selling restrictions have already lapsed with respect to 8/12th of the shares underlying such options as the ten-day trailing average price of the Company’s common stock has exceeded eight of the twelve price targets for at least ten consecutive trading days—$50.75, $57.00, $63.25, $69.25, $75.00, $80.75, $86.25 and $91.75 per share, respectively. As of May 1, 2015, 992,275 of such options or 4/12th of the options held by Mr. Friedman were still subject to selling restrictions. Such restrictions will lapse with respect to each additional 1/12th of the total shares underlying such options when the ten-day trailing average price of the Company’s common stock maintains a price per share of at least $96.75, $102.00, $106.75 and $111.25 for ten consecutive trading days, respectively. Mr. Friedman has not exercised any of these options and, as a result, has not sold any of the underlying shares.

In addition, in connection with our initial public offering, we granted stock options to members of our management team, including at an exercise price of $24.00 for Ms. Boone, who had not previously been granted any equity in the Company, and at an exercise price of $29.00 per share for Mr. Dunaj and Ms. Chaya, who both had previously been granted equity in our Company. These options are fully vested, but the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse annually over the four-year period following the awards’ respective vesting commencement dates. These options were granted in order to continue to provide these named executive officers with incentive to build stockholder value over the long-term.

Awards granted at the time of our initial public offering were made under the Replacement Plan, the Option Plan and the Restoration Hardware 2012 Stock Incentive Plan, which we refer to as the “2012 Stock Incentive Plan”. All awards made after our initial public offering are under the 2012 Stock Incentive Plan. No future awards will be made under the Replacement Plan or the Option Plan.

In July 2013, we granted new stock options to Mr. Friedman to purchase 1,000,000 shares of our common stock, with an exercise price of $75.43 per share. These options are fully vested, and the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse in three equal installments on the third, fourth and fifth anniversaries of the grant date. These options were granted in connection with our appointment of Mr. Friedman as Chairman and Co-Chief Executive Officer in order to continue to provide Mr. Friedman with incentive to build stockholder value over the long term.

In May 2014, we granted awards of restricted stock units and stock options to each of Ms. Boone, Ms. Chaya and Mr. Dunaj. Ms. Boone received 25,000 restricted stock units and stock options to purchase 100,000 shares of our common stock at an exercise price of $61.30 per share. Each of Ms. Chaya and Mr. Dunaj received 50,000 restricted stock units and stock options to purchase 150,000 shares of our common stock at an exercise price of $61.30 per share. The restricted stock units granted to Ms. Boone, Ms. Chaya and Mr. Dunaj vest in two installments, with 50% of the shares subject to the restricted stock units vesting in June 2017 and the remaining 50% of the shares subject to the restricted stock units vesting in June 2019, subject to continuous service by such named executive officer to the Company on the applicable vesting date. The stock options granted to Ms. Boone, Ms. Chaya and Mr. Dunaj vest in five equal annual installments beginning in May 2015, subject to continuous service by such named executive officer to the Company on the applicable vesting date. These awards were granted in order to continue to provide these named executive officers with incentive to build stockholder value over the long-term. The number of shares underlying each of those awards was determined taking into consideration the Company’s performance as well as the individual performance of each of Ms. Boone, Ms. Chaya and Mr. Dunaj, and the fact that no awards were granted to them in fiscal 2013.

Mr. Friedman did not receive equity awards in fiscal 2014. The Compensation Committee elected not to make equity awards to Mr. Friedman, principally based on his request that he not be granted additional equity at such time.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We generally provide our named executive officers an automobile allowance. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company employees.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company.

In addition, from time to time the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP.

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key employees providing severance benefits in the event of termination, including certain of the named executive officers. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination and Change in Control” below. None of our employment agreements or other policies have tax gross-up features. In the event that any termination payments made to our Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, then such payments with be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such payments being subject to the excise tax and our Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chief Executive Officer and paid for by the Company.

Anti-Hedging Practices

Our insider trading policy provides that any employee or director may not hedge ownership of our stock by engaging in short sales or purchasing and selling of derivative securities relating to our stock unless such employee or director receives a waiver under such policy.

Stock-Ownership Guidelines

While we have not adopted stock ownership guidelines applicable to our executive officers, our Chief Executive Officer, Mr. Friedman has consistently maintained a significant equity ownership interest in the Company. As of May 1, 2015, Mr. Friedman beneficially owns approximately 15.8% of the Company’s common stock, or 6,311,359 shares of common stock, which includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 1, 2015.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the amount that companies may deduct for compensation paid to our Chief Executive Officer and to each of our three most highly compensated officers (other than the Chief Executive Officer and the Chief Financial and Administrative Officer) to $1,000,000 per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Based upon our relatively recent initial public offering, payments made pursuant to certain pre-initial public offering plans can be excepted from these limitations. However, as the Company becomes fully subject to these provisions, the compensation committee will continue to review and consider the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. The compensation committee will generally have the ability to structure compensation that is intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In some circumstances, however, the compensation committee may approve compensation that will not meet such requirements as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of Restoration Hardware Holdings, Inc.:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

Thomas Mottola

Compensation Tables

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2014, fiscal 2013 and fiscal 2012.

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards		Option Awards (1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Gary Friedman (4)	2014	$1,250,000	$—		$—			$—	$1,325,000	$11,400	$2,586,400
Chairman and Chief Executive Officer	2013	$1,187,500	$—		$—			$33,695,159	$1,562,500	$11,400	$36,456,559
	2012	$1,025,000	$400,000		$9,305,599	(5)		$17,362,089	$—	$11,400	$28,104,088

Karen Boone (6)	2014	$620,192	$—		$1,532,500	(1)		$2,625,120	$328,702	$10,800	$5,117,314
Chief Financial and Administrative Officer	2013	$489,615	$200,000	(7)	$—			$—	$318,250	$10,800	$1,018,665
	2012	$287,250	$165,790	(8)	$—			$1,996,234	$39,210	$8,100	$2,496,584

Eri Chaya (9)	2014	$707,692	$—		$3,065,000	(1)		$3,937,680	$375,077	$6,000	$8,091,449
Chief Creative Officer

Ken Dunaj	2014	$716,346	$—		$3,065,000	(1)		$3,937,680	$379,663	$6,000	$8,104,689
Chief Operating Officer	2013	$568,269	$—		$—		$		$369,375	$6,000	$943,644
Chief Creative Officer	2012	$546,539	$—		$3,585,357	(5)		$668,154	$75,000	$6,000	$4,901,050

(1)	Reflects the aggregate grant date fair value of the awards made in fiscal 2014, fiscal 2013 and fiscal 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 15—Stock-Based Compensation to our audited consolidated financial statements.
(2)	Reflects the cash awards that our named executive officers received under our LIP for fiscal 2014, fiscal 2013 and fiscal 2012 performance, as applicable.
(3)	Reflects perquisites to the named executive officers in the form of car allowances.
(4)	On October 20, 2012, Mr. Friedman’s employment agreement was terminated and he entered into an advisory services agreement with the Company. On July 2, 2013, Mr. Friedman was reappointed as Chairman of our Board of Directors and Co-Chief Executive Officer. Mr. Friedman’s base salary was set at $1,250,000 when he became a Co-Chief Executive Officer effective July 2, 2013. Previously, Mr. Friedman received an annual consulting fee of $1,100,000 pursuant to an advisory services agreement, which has been replaced by his employment agreement.
(5)	In connection with the Reorganization, in fiscal 2012, Mr. Friedman and Mr. Dunaj received 2,425,319 and 350,391shares of stock, respectively, under the Replacement Plan. The amounts disclosed reflect the expense recorded on November 1, 2012 with respect to stock awards made to our named executive officers, computed in accordance with FASB ASC 718. See Note 15—Stock-Based Compensation to our audited consolidated financial statements.
(6)	Ms. Boone’s employment with our Company commenced in June 2012.
(7)	Represents a discretionary bonus.
(8)	Represents a signing bonus of $40,000, a one-time payment of $100,000 to Ms. Boone in connection with the completion of our initial public offering, and a discretionary bonus of $25,790.
(9)	The Company has determined that Ms. Chaya is an executive officer in fiscal 2015 and has elected to voluntarily treat Ms. Chaya as a named executive officer in this year’s proxy statement.

Grants of Plan-Based Awards

The following table provides information on the estimated possible payouts under our LIP for fiscal 2014 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2014 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2014 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold	Target	Maximum
Gary Friedman	—	—	$250,000	$1,250,000	$2,500,000	—	—	—	—

Karen Boone	—	—	$62,019	$310,096	$620,192	—	—	—	—
	5/8/14	5/8/14	—	—	—	25,000	100,000	$61.30	$4,157,620

Eri Chaya	—	—	$70,769	$353,846	$707,692	—	—	—	—
	5/8/14	5/8/14	—	—	—	50,000	150,000	$61.30	$7,002,680

Ken Dunaj	—	—	$71,635	$358,173	$716,346	—	—	—	—
	5/8/14	5/8/14	—	—	—	50,000	150,000	$61.30	$7,002,680

(1)	Amounts shown in these columns are the estimated possible payouts for fiscal 2014 under our LIP and assume the achievement of performance objectives for our Company at various levels. The actual bonuses awarded to the named executive officers for fiscal 2014 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

The named executive officers are eligible to receive an annual cash bonus based on a percentage of base salary under our LIP. Our Company’s financial objectives are established each year and the payment and the amount of any bonus are dependent upon whether our Company achieves those performance goals. The specific amount any participant could receive is dependent on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•

In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would have been awarded if we had reached the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the MIP.

•	In the “target” column, the amount for each named executive officer reflects the bonus amount that would have been awarded if we had met the 100% achievement level of our financial objectives.

•	In the “maximum” column, the amount for each named executive officer reflects the bonus that would have been awarded if we had reached the 200% achievement level of our financial objectives.

(2)	Reflects the aggregate grant date fair value of the awards made in fiscal 2014, computed in accordance with FASB ASC 718. See Note 15—Stock-Based Compensation to our audited consolidated financial statements.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of January 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable but Restricted		Number of Securities Underlying Unexercised Options Exercisable and Unrestricted		Option Exercise Price	Option Expiration Date
Gary Friedman	992,275	(1)	1,984,551	(2)	$46.50	10/31/2022
	1,000,000	(3)	—		$75.43	7/1/2023
Karen Boone	115,000	(4)	4,876		$24.00	10/31/2022
	100,000	(5)	—		$61.30	5/7/2024
Eri Chaya	47,800	(6)	47,800		$29.00	10/31/2022
	150,000	(5)	—		$61.30	5/7/2024
Ken Dunaj	47,800	(6)	—		$29.00	10/31/2022
	150,000	(5)	—		$61.30	5/7/2024

(1)

Represents options granted to Mr. Friedman under our 2012 Stock Option Plan on November 1, 2013. These options are fully vested but the underlying shares are subject to stock price performance-based selling restrictions, which, subject to continuous service, will lapse with respect to 1/4th of the shares when the ten-day trailing average price of the Company’s common stock will exceed $96.75, $102.00, $106.75 and $111.25 for ten consecutive trading days, respectively.

(2)

Represents options granted to Mr. Friedman under our 2012 Stock Option Plan on November 1, 2013. These options are fully vested and unrestricted. The underlying shares were subject to stock price performance-based selling restrictions, which lapsed with respect to 1/8th of the shares when the ten-day trailing average price of the Company’s common stock exceeded $50.75, $57.00, $63.25, $69.25, $75.00, $80.75, $86.25 and $91.75 for ten consecutive trading days, respectively.

(3)	Represents options granted to Mr. Friedman under our 2012 Stock Incentive Plan on July 2, 2013. These options are fully vested, and the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse in three equal installments on the third, fourth and fifth anniversaries of the grant date.
(4)	Represents options granted to Ms. Boone on November 1, 2012. These options are fully vested but are subject to time-based selling restrictions, which, subject to continuous service, lapse in two equal installments on June 1, 2015 and June 1, 2016.
(5)

Represents options granted on May 8, 2014. Subject to continuous service, these options will vest and become exercisable with respect to 1/5th of the options on each anniversary of the grant date, and will become fully vested on May 8, 2019.

(6)	Represents options granted on November 1, 2012. These options are fully vested but are subject to time-based selling restrictions, which, subject to continuous service, lapse in two equal installments on November 1, 2015 and November 1, 2016.

	Stock Awards
Name	Number of Shares of Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested or Shares Subject to Selling Restrictions	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested or Market Value of Shares of Stock Subject to Selling Restrictions
Gary Friedman	—		—	—	—
Karen Boone	25,000	(2)	$2,188,250	—	—
Eri Chaya	50,000	(2)	$4,376,500	—	—
Ken Dunaj	50,000	(2)	$4,376,500	—	—

(1)	Based on a stock price of $87.53, the closing price of our common stock on January 30, 2015, the last business day of fiscal 2014.
(2)	Represents restricted stock units granted on May 8, 2014. Subject to continuous service, the restricted stock units will vest with respect to 1/2 of the units on June 16, 2017, and the remaining 1/2 of the units on June 16, 2019.

Options Exercised, Units Vested and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise by the named executive officers during fiscal 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gary Friedman	—	$—
Karen Boone	67,000	$3,787,223
Eri Chaya	—	—
Ken Dunaj	47,800	$2,315,671

There were no units or stock vested in fiscal 2014.

Pension Benefits

None of our named executive officers received any pension benefits during fiscal 2014.

Nonqualified Deferred Compensation

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2014.

Employment and Other Agreements

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If

Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any employee of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Karen Boone

We have entered into an employment agreement with Ms. Boone, our Chief Financial and Administrative Officer. If Ms. Boone’s employment is terminated by us without cause (as defined in the agreement), or by Ms. Boone for good reason (as defined in the agreement), she is entitled to: (a) all accrued salary and vacation pay through the termination date; (b) any earned and unpaid portion of her annual bonus; (c) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date; and (d) subject to Ms. Boone’s timely election under COBRA and Ms. Boone’s payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of our Company, paid for by us to the same extent that we paid for her health insurance prior to termination, continuation of medical benefits for 12 months following the termination date. Ms. Boone’s employment agreement also provides that in the event she receives payments that would be subject to an excise tax, she would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

Ms. Boone agreed that during her employment with us, she will not directly or indirectly work for or engage or invest in any competitor. She also agreed that during her employment with us and the 12 months following her employment, she will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Ken Dunaj

We have entered into an employment agreement with Mr. Dunaj, our Chief Operating Officer. Mr. Dunaj’s employment agreement, as amended, provides that if his employment is terminated by us other than for cause (as defined in the agreement), he will receive salary continuation for a period of one year from such termination date. In the event that within 18 months following a change of control of the Company, Mr. Dunaj’s employment is terminated by us without cause or by Mr. Dunaj within 45 days following certain events, including a relocation of his principal place of employment by more than 50 miles without his consent, Mr. Dunaj will receive salary continuation for a period of one year from such termination date plus Mr. Dunaj’s target bonus amount (which for purposes of his employment agreement is deemed to be $300,000). The agreement provides that the receipt of this severance is conditioned on Mr. Dunaj’s execution of a release of claims and his compliance with his proprietary information agreements with us and certain other conditions. Mr. Dunaj’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would have been paid to the following named executive officers in the event of their termination of employment or a change in control, assuming such event was effective at January 31, 2015 and based on fiscal 2014 applicable compensation. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed in the event of an officer’s termination or a change in control may be different. Factors that could affect these amounts include the timing during the year of any such event.

Gary Friedman

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Cash severance payment (1)	$21,325,000
Health coverage total benefits (2)	27,672

Total	$21,352,672

(1)	This amount includes salary continuation in the aggregate amount of $20 million paid over 24 months and a lump sum payment of $1,325,000, which corresponds to Mr. Friedman’s annual bonus amount for fiscal 2014.
(2)	This amount includes all health benefits Mr. Friedman would have been entitled to following termination.

Karen Boone

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Cash severance payment (1)	$650,000
Health coverage total benefits (2)	22,572

Total	$672,572

(1)	This amount reflects salary continuation at Ms. Boone current salary rate paid over 12 months.
(2)	This amount includes all health benefits Ms. Boone would have been entitled to following termination.

Ken Dunaj

Payments	Termination on Change in Control		Termination Without Cause
Cash severance payment	$1,050,000	(1)	$750,000	(2)

Total	$1,050,000		$750,000

(1)	This amount includes salary continuation at Mr. Dunaj’s current salary rate and $300,000 paid over 12 months.
(2)	This amount reflects salary continuation at Mr. Dunaj’s current salary rate paid over 12 months.

Employee Benefit and Stock Plans

2012 Equity Replacement Plan

In connection with our initial public offering, our board of directors adopted the Replacement Plan, pursuant to which we have granted shares in connection with our initial public offering to certain of our employees and advisors, in some cases subject to selling restrictions.

A portion of the shares issued under the Replacement Plan, which are fully vested, are still subject to selling restrictions whereby the holder may not sell the shares for a period of 20 years after our initial public offering, except as follows: (i) with respect to 818,209 of these shares, such selling restrictions will lapse over time in accordance with the dates set forth in the applicable award agreement, with 17,736 of such shares remaining subject to time-based restrictions as of May 1, 2015, and (ii) with respect to 1,523,041 of these shares, such selling restrictions have fully lapsed as a result of the ten-day average trading price of our common stock reaching a price per share of $46.50 for at least ten consecutive trading days.

In addition, a portion of the shares issued under the Replacement Plan were unvested restricted shares issued to Mr. Friedman. With respect to the 1,331,548 shares received by Mr. Friedman, such shares began to vest during the period following the initial public offering when the price of our common stock reached a 10-day average closing price per share of $31.00 for 10 consecutive trading days, and such shares fully vested when the price of our common stock reached a 10-day average closing price per share of $46.50 for 10 consecutive trading days. In addition, with respect to the 512,580 shares received by Mr. Friedman, such shares began to vest during the period following the initial public offering when the 10-day average closing price of our common stock exceeded the initial public offering price of $24.00 per share for 10 consecutive trading days, and such shares fully vested when the 10-day average closing price of our common stock reached a price per share of $31.00 for 10 consecutive trading days. As of the end of fiscal 2014, all of the shares issued to Mr. Friedman vested in accordance with the performance objectives described above.

No further awards will be granted under the Replacement Plan.

2012 Stock Option Plan

In connection with our initial public offering, our board of directors adopted the 2012 Stock Option Plan, pursuant to which we have granted 6,829,041 options in connection with our initial public offering to certain of our employees and advisors.

The options granted under this plan vest and are subject to selling restrictions as follows:

(i)	with respect to 875,389 of these options, which have an exercise price equal to $29.00 per share, such selling restrictions lapse over time in accordance with the dates set forth in the award agreement. As of May 1, 2015, 394,406 of such options remain subject to selling restrictions; and

(ii)

with respect to 5,953,652 options, which have an exercise price equal to $46.50 per share, such selling restrictions lapse in increments on dates after our initial public offering on which the price of our common stock reaches and remains, for 10 consecutive trading days, at corresponding lapse prices specified in the applicable award agreement. Of these 5,953,652 options, 2,976,826 of these options are held by Mr. Friedman, with 992,275 of these options subject to selling restrictions and 1,984,551 of these options no longer subject to selling restrictions. The remaining 2,976,826 options were held by Carlos Alberini, our former Co-Chief Executive Officer. Upon his resignation as our Co-Chief Executive Officer of the Company, Mr. Alberini exercised 992,275 of these options in April 2014, and forfeited 1,984,551 of these options.

No further awards can be granted under the 2012 Stock Option Plan.

2012 Stock Incentive Plan

In connection with our initial public offering, our board of directors adopted the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of cash, shares of our common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards and any combination thereof to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.

Pursuant to the 2012 Stock Incentive Plan, in connection with our initial public offering, we granted 1,264,036 options to certain of our employees with a weighted-average exercise price of $26.50 per share. These options vested upon the completion of our initial public offering and are subject to selling restrictions, which lapse over time in accordance with the dates set forth in the applicable award agreements. As of May 1, 2015, 539,417 of such options remain subject to selling restrictions.

Share Reserve. We have reserved a total of 6,613,478 shares of our common stock for issuance pursuant to the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our initial public offering, equal to the lowest of (x) two percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, calculated on a fully diluted basis; or (y) a lower number of shares determined by our board of directors. After giving effect to all outstanding awards made under the 2012 Stock Incentive Plan as of May 1, 2015, 2,590,128 shares remained available for grant.

Administration. Our board of directors administers the 2012 Stock Incentive Plan with respect to directors and officers, and our board of directors has delegated to the compensation committee the non-exclusive authority to administer the 2012 Stock Incentive Plan with respect to employees and consultant who are not executive officers or directors. Notwithstanding the foregoing, in the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the administrator will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right and to cancel options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Pursuant to the 2012 Stock Incentive Plan, the board of directors and the compensation committee may authorize one or more officers to administer the 2012 Stock Incentive Plan with respect to awards to certain employees of the Company. During fiscal 2014, the board of directors delegated to our Chairman and Chief Executive Officer, our Chief Financial and Administrative Officer and our Chief Operating Officer, acting together as an Equity Award Committee, the authority to grant awards under the Company’s 2012 Stock Incentive Plan to non-executive officer employees with a corporate rank at or below vice president, subject to pre-established guidelines approved by the board of directors. Reports of awards made by the Equity Award Committee are included in the materials presented at the compensation committee’s regularly scheduled meetings.

Stock Options. The 2012 Stock Incentive Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under the 2012 Stock Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights. The 2012 Stock Incentive Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards. The 2012 Stock Incentive Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2012 Stock Incentive Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Transferability of Awards. The 2012 Stock Incentive Plan allows for the transfer of awards under the 2012 Stock Incentive Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2012 Stock Incentive Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2012 Stock Incentive Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control. The 2012 Stock Incentive Plan provides that except as otherwise provided in an individual award agreement, in the event of a corporate transaction or change in control, as such terms are defined in the 2012 Stock Incentive Plan, the portion of each outstanding award that is neither assumed nor replaced will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the specified effective date of such corporate transaction or change in control. In addition, any incentive stock option, as defined in the 2012 Stock Incentive Plan, accelerated in connection with a corporate transaction or change in control, will remain exercisable as an incentive stock option only to the extent the dollar limitation under the Code is not exceeded.

Plan Amendments and Termination. The 2012 Stock Incentive Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2012 Stock Incentive Plan provided such action does not impair the rights under any outstanding award.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a United States employee may contribute to the 401(k) plan, through payroll deductions, up to 50% of his or her salary limited to the maximum allowed by the Internal Revenue Service regulations. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make contributions to the accounts of plan participants.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of January 31, 2015:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,716,306		$51.26	1,952,273	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	6,716,306	(1)	$51.26	1,952,273	(2)

(1)	Calculated without taking into account 719,998 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)	Excludes 797,851 shares available for issuance as of February 2, 2015 pursuant to the evergreen provision of our 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Time Sharing Agreement for Corporate Jet

In February 2015, the Company purchased an aircraft for a total purchase price of $9.5 million in order to facilitate more efficient business travel by the Company’s management team in development of the Company’s business. On March 27, 2015, Restoration Hardware, Inc. (“RHI”), a wholly-owned subsidiary of the Company and the operator of the aircraft, entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Mr. Friedman. The Time Sharing Agreement governs any use of the aircraft by Mr. Friedman for personal trips and provides that Mr. Friedman will lease the aircraft and pay RHI an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under the Federal Aviation Administration rules. Mr. Friedman shall also maintain a deposit with the Company, to be used towards payment of amounts due under the Time Sharing Agreement.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Employment and Other Agreements.”

Equity Grants

We have made certain equity grants to members of our senior management and certain members of our board of directors. For more information regarding these grants, see “Executive Compensation—Compensation Tables” and “Corporate Governance Standards and Director Independence—Director Compensation.”

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;

2.	The name of the related party and the basis on which such person or entity is a related party;

3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;

6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and

7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any related party transaction since the beginning of the last fiscal year required to be reported under our related party transaction policies and procedures or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2016 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Restoration Hardware Holdings, Inc., 15 Koch Road, Suite K, Corte Madera, CA 94925.

To be timely for the 2016 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 12, 2016 and February 11, 2016. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by the Company’s Bylaws.

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2016 annual meeting must be received by us not later than January 12, 2016 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Available Information

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for fiscal 2014, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Restoration Hardware Holdings, Inc.

15 Koch Road, Suite K

Corte Madera, CA 94925

Attn: Investor Relations

The Annual Report is also available at ir.restorationhardware.com.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Notice of Internet Availability (or proxy materials), unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our Notice of Internet Availability. A single Notice of Internet Availability (or proxy materials) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the Notice of Internet Availability (or proxy materials) to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations department at Restoration Hardware Holdings, Inc.,15 Koch Road, Suite K, Corte Madera, CA 94925, Attn: Investor Relations, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any stockholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

RESTORATION HARDWARE HOLDINGS, INC. ATTN: INVESTOR RELATIONS 15 KOCH ROAD, SUITE K CORTE MADERA, CA 94925

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
1. Election of Directors		☐	☐	☐
Nominees
01 Gary Friedman 02 Carlos Alberini 03 J. Michael Chu
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2. Advisory vote to approve executive compensation.							☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2015 fiscal year.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

RESTORATION HARDWARE HOLDINGS, INC. Annual Meeting of Stockholders June 24, 2015 11:00 AM (Pacific Time) This proxy is solicited by the Board of Directors

The undersigned stockholder(s) appoint(s) Gary Friedman and Karen Boone with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Restoration Hardware Holdings, Inc. (the “Company”) that are held of record by the undersigned as of May 8, 2015, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 24, 2015, at the Company’s corporate headquarters located at 15 Koch Road, Corte Madera, CA 94925, at 11:00 am (Pacific time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side